Issuer Free Writing Prospectus Dated April 7, 2010
Filed Pursuant to Rule 433
Registration Statement No. 333-159902
LORILLARD TOBACCO COMPANY
Term Sheet
April 7, 2010
6.875% Senior Notes due 2020
8.125% Senior Notes due 2040

Issuer:	Lorillard Tobacco Company
Guarantor:	Lorillard, Inc.
Ratings*:	Baa2 stable outlook / BBB- negative outlook
Security Type:	Senior Notes
Ranking:	Senior Unsecured
Trade Date:	April 7, 2010
Settlement Date:	April 12, 2010
Denominations/Multiple:	$2,000 minimum principal amount and integral multiples of $1,000 in excess thereof
Redemption Provisions:	If a change of control triggering event occurs, the Issuer will be required to make an offer to purchase the notes at a purchase price of 101% of the aggregate principal amount of the notes, plus accrued and unpaid interest, if any, to the date of repurchase
Bookrunners:	Barclays Capital Inc. RBS Securities Inc. Goldman, Sachs & Co. J.P. Morgan Securities Inc. Wells Fargo Securities, LLC

Title:	6.875% Senior Notes due 2020	8.125% Senior Notes due 2040
Size:	$750,000,000	$250,000,000
Maturity Date:	May 1, 2020	May 1, 2040
Coupon:	6.875%	8.125%
Benchmark Treasury:	3.625% due February 2020	4.375% due November 2039
Benchmark Treasury Yield:	3.888%	4.771%
Spread to Benchmark:	+300 bps	+340 bps
Re-offer Yield:	6.888%	8.171%
Price to Public:	99.900%	99.479%
Interest Payment Dates:	May 1 and November 1	May 1 and November 1
First Payment Date:	November 1, 2010	November 1, 2010
CUSIP:	544152 AB7	544152 AC5
*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
The issuer and guarantor have filed a registration statement (including a prospectus) with the SEC for the offering (File Numbers 333-159902 and 333-159902-01) to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, you may obtain a copy of the prospectus from Barclays Capital Inc. by calling 1-888-603-5847.